UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 2, 2010

YTB International, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-18412	20-2181181
(Commission File Number)	(IRS Employer Identification No.)

1901 East Edwardsville Road Wood River, Illinois	62095
(Address of Principal Executive Offices)	(Zip Code)

(618) 655-9477

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective as of March 2, 2010, the Board of Directors (the “Board”) of YTB International, Inc. (the “Company”) appointed Burt L. Saunders, Esq. to the Board pursuant to the Board’s authority set forth in the Company’s Amended and Restated By-Laws.

In addition, Mr. Saunders was named to the Investment Committee of the Board.

Mr. Saunders will receive a one-time restricted stock award in connection with his appointment to the Board to consist of 24,391 shares of the Company’s Class A common stock, par value $0.001 per share (“Class A Common Stock”), subject to ratification by the full Board.  The at-election award will be granted during the May 17th - May 30th window following the filing of the Company’s quarterly report on Form 10-Q for its first fiscal quarter.  Such at-election award will vest ratably over a period of four years on each grant date anniversary, subject to Mr. Saunders’ continued service on the Board.

As a non-employee member of the Board, Mr. Saunders will also receive the following annual compensation:  (i) $30,000 cash for his services as a Board member; (ii) a restricted stock award of 30,000 shares of Class A Common Stock to be granted during the May 17th - May 30th window following the filing of the Company’s quarterly report on Form 10-Q for its first fiscal quarter, vesting entirely on the first anniversary of such grant date, subject to ratification by the full Board; (iii) $1,000 cash for each meeting of the Board or a committee thereof that he attends; and (iv) reimbursement for all reasonable fees and expenses incurred in connection with the performance of services on the Company’s behalf.

Also on March 2, 2010, the Board approved the payment of additional monthly compensation of $12,000 to Mr. Robert M. Van Patten for his duties as interim Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YTB INTERNATIONAL, INC.

Date: March 8, 2010	By:	/s/ Robert M. Van Patten
Name: Robert M. Van Patten
Title: Chief Executive Officer and Interim Chief Financial Officer